Exhibit 10.1

LICENSE AGREEMENT

This Agreement (the "Agreement") dated as of February,24, 2010 ("Effective Date") is made by and between Globotek Holdings, Inc., a Nevada corporation having a business address at 22, Severnaya Street, Togliatti, Samara region, Russia.("Globotek") and Energy Network Limited (TOM) ("Licensee") having a business address of 1st Floor, Arbory House, 41 Arbory Street, Castletown, Isle of Man, British Isles, 1M9 ILL. Globotek is presently reporting to the Securities and Exchange Commission ("SEC") under the company name Caribbean Villa Catering Corp. with its formal legal name change in progress.

WHEREAS, Globotek and its affiliates represent a group of enterprises that have developed a unique and patented technology specializing in the treatment of Associated Petroleum Gas ("APG") via a modular processing plant (the "Globotek APG System" or 'the Intellectual Property" or "Licensed Property"), which is set forth in Attachment 1. The Globotek APG System can be used in operations in the Russian Federation as well as other parts of the world.

WHEREAS, Licensee desires to (i) license such Intellectual Property to use in sales and marketing of various packaging products in the Territory (as defined herein).

NOW, THEREFORE, in consideration of the covenants and premises set forth herein, the parties hereby agree as follows_

I. EFFECTIVE DATE

This Agreement is effective February,24, 2010 ("Effective Date"). 2. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

2.1 "Affiliate" means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

2.2 "Licensed Field" means solving APG flaring problem by utilization via processing with output to be the following products: Natural gasoline (stable or unstable) and/or LPG and/or Dry natural gas and/or Electricity at the territory of Nigeria

2.3 "Licensed Product" means any product Sold by Licensee comprising Licensed Subject Matter pursuant to this Agreement. The primary product sold under this Agreement will be the Globotek APG System.

2.4 "Licensed Subject Matter" means the exclusive marketing and sales rights at Licensed Field.

2.5 "Licensed Territory" means Nigeria. , and other territories added by mutual written agreement and listed at time to time on schedule A.

2.6 "Net Sales" means the gross revenues received by Licensee from the Sale of Licensed Products less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

2.7 "Sale, Sell or Sold" means the transfer or disposition of a Licensed Product for value to a party other than Licensee.

2.8 "Technology Rights" means Globotek's rights in technical information, know-how, processes, procedures, compositions, devices, methods, fottnulas, protocols, techniques, software, designs, drawings or data created Globotek before the Effective Date relating to the Licensed Subject Matter.

3. WARRANTY: SUPERIOR-RIGHTS

3.1 Except for the rights, if any, of the Government of the United States, Nigeria or Russia, Globotek represents and warrants its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Licensee except as stated herein.

3.2 Licensee understands and acknowledges that Globotek, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, and/or breadth of the Licensed Subject Matter.

3.3 Licensee understands and acknowledges that Globotek, by this Agreement, makes no representation as to the ability to obtain regulatory approval for the Licensed Subject Matter for purposes outside the scope of its current regulatory approval, but will make best efforts to work with Licensee if additional regulatory approvals are required.

3.4 Licensee, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by Globotek, or its employees to enter into this Agreement, and further warrants and represents that it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 3 and all other matters pertaining to this Agreement.

4. LICENSE

4.1 Globotek hereby grants to Licensee an exclusive license under Licensed Subject Matter to sell Licensed Products within the Licensed Territory for use within Licensed Field. Exclusivity in the Licensed Territory shall be forfeited by Licensee if one Globotek APG System (referred to throughout as a "Unit") is not sold within the 9 months from the Effective Date, and a unit for each consequetive 9 month period thereafter within in each country of the Licensed Territory. This grant is also subject to the payment by Licensee to Globotek of all consideration as provided herein, and is further subject to rights retained by Globotek to:

a. Publish the general scientific findings from research related to Licensed Subject Matter subject to the terms of Section 10, Confidential Information; and

b. Use Licensed Subject Matter for research, teaching and other educationally-related purposes.

4.2 Licensee may extend the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as Licensee.

4.3 Licensee may grant sublicenses consistent with this Agreement if Licensee is responsible for the operations of its sublicensees relevant to this Agreement as if the operations were carried out by Licensee, including the payment of royalties whether or not paid to Licensee by a sublicensee. The granting of a sublicense must be approved by Globotek in advance. Licensee must deliver to Globotek a true and correct copy of each sublicense granted by Licensee, and any modification or termination thereof, within 30 days after execution, modification, or termination. When this Agreement is terminated, all existing sublicenses granted by Licensee must be assigned to Globotek.

5. PAYMENTS AND REPORTS

5.1 In consideration of rights granted by Globotek to Licensee under this Agreement, Licensee will pay Globotek a running royalty as described in Schedule A for each country in Licensed Teritory. Any royalty payments shall be deferred for three years for each Unit purchased. Royalty payments will then be due 30 days after each quarter of a calendar year.

5.2 During the Term of this Agreement and for 1 year thereafter, Licensee agrees to keep complete and accurate records of its and its sublicensees' Sales and Net Sales of Licensed Products under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. Licensee agrees to permit Globotek or its representatives, at Globotek's expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. If there are any discrepancies discovered by Licensee or Globotek, such under or overpayment will be reconciled immediately.

5.3 Within 60 days after December 31, beginning immediately after the Effective Date, Licensee must deliver to Globotek a true and accurate written report, even if no payments are due Globotek, giving the particulars of the business conducted by Licensee and its sublicensee(s), if any exist, during the preceding calendar year under this Agreement as are pertinent to calculating payments hereunder. This report will include at least:

a. the quantities of Licensed Subject Matter that it has produced;

b. the total Sales;

c. the calculation of royalties thereon; and

d. the total royalties computed and due Globotek.

5.4 All amounts payable here by Licensee must be paid by electronic transfer in Euros or United States Dollar funds as directed by Globotek.

6. TERM AND TERMINATION

6.1 The term of this Agreement is from the Effective Date for a period of ten (10) years ("Licenced Period"), provided that one Unit is sold within the first 9 months. If after nine months, there has not been a sale of a single Unit, the exclusivity in the Territory will cease for the remainder of the Licenced Period. Thereafter for every following year, if there has not been a sale of a single Unit within the first nine months of that year, the exclusivity in the Territory will cease for the remainder of the Licensed Period.

6.2 The following definitions apply to Article 6: (i) "Commercialize" means having Sales of Licensed Products in such jurisdiction; and (ii) "Active attempts to commercialize" means having Sales of Licensed Products or an effective, ongoing and active research, development, marketing or sales program as appropriate, directed toward obtaining regulatory approval or Sales of Licensed Products in any jurisdiction, and plans acceptable to Globotek, in its sole discretion, to commercialize licensed product in the jurisdiction(s) that Globotek intends to terminate.

6.3 This Agreement will earlier terminate:

a.
automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

b.
upon 90 days written notice from Globotek, once a breach has occurred unless, before the end of the 90 day period, Licensee has cured the default or breach and so notifies Globotek, stating the manner of the cure; or

c.	effective 180 days of such written agreement between the parties. 6.4 If this Agreement is terminated for any cause:

a.	nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;

b.	after the effective date of the termination, Licensee may sell all Licensed Products and parts thereof it has on hand at the date of termination; and

c.	Licensee will be bound by the provisions of Articles 7 (Indemnification), 8 (Use of Globotek and Component's Name), and 9 (Confidential Information) of this Agreement.

7. ASSIGNMENT

Except in connection with the sale of substantially all of Licensee's assets to a third party, this Agreement may not be assigned by Licensee without the prior written consent of Globotek, which will not be unreasonably withheld.

8. INDEMNIFICATION AND INSURANCE

8.1 Licensee agrees to hold harmless and indemnify Globotek, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, its Affiliates or their officers, employees, agents or representatives, this indemnity specifically excludes acts of negligence or malicious intent.

8.2 In no event shall Globotek be liable for any indirect, special. consequential or punitive damages or for injury to persons or property arising out of or in connection with this Agreement or its subject matter, regardless of whether Globotek knows or should know of the possibility of such damages.

8.3 Insurance

Beginning at the time when any Licensed Subject Matter is being distributed or sold (including for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Licensee shall in consultation with its insurance advisors, seek to determine what levels of additional risk Globotek may incur through the implementation of this agreement and thereby determine what level of commercial general liability insurance is appropriate to maintain. Should it be determined that additional insurance, to that maintained in the general course of Licensee's business. be procured, and such limits be available to the Licensee at reasonable commercial rates, from a suitable insurance provider, then such additional limits will be procured and maintained by the Licensee at its sole cost and expense. 1 this case, Licensee shall use reasonable efforts to have the Globotek, APG System, Globotek, its officers, employees and agents named as additional insureds, and that such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad fotm contractual liability coverage for Licensee's indemnification under this Agreement; and (iii)
coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee's liability with respect to its indemnification under this Agreement. Should such additional insurance be procured, the Licensee shall maintain such additional commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercial distributed or sold by Licensee or by a sublicensee or agent of Licensee; and (ii) the five (5) year period immediately after such period.

9. USE OF GLOBOTEK AND COMPONENT'S NAME

Licensee may not use the name of Globotek without express written consent.

10. CONFIDENTIAL INFORMATION AND PUBLICATION

10.1 Globotek and Licensee each agree that all information contained in documents marked "confidential" and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a.	was in the public domain at the time of disclosure;

b.	later became part of the public domain through no act or omission of the recipient party, it's employees, agents, successors or assigns;

c.	was lawfully disclosed to the recipient party by a third party having the right to disclose it;

d.	was already known by the recipient party at the time of disclosure;

e.	was independently developed by the recipient; or

f.	is required by law or regulation to be disclosed.

10.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information_ This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

11. ALTERNATE DISPUTE RESOLUTION

Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the United Kingdom. The arbitration panel will include members knowledgeable in the evaluation of APG processing technology. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction. The provisions of this Article 10 will not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

12. GENERAL

12.1 This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

12.2 This Agreement has been reviewed and was approved by Russian counsel, Mr. Peter Sobolev, on behalf of Globotek, and indicated that it is in accordance with the Laws of the Russian Federation.

12.3 Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested, addressed to:

GLOBOTEK

Office address: 22, Severnaya Street, Togliatti, Samara region, Russia

Attention: Vladislav Tenenbaum

For mail: P.O.B.1127, Togliatti, 445028 Russia

Tel/fax.+7 848 2319999 (multiline)

e-mail: tenenbaum@globotek.ru

or in the case of Licensee to:

Energy Network Limited (IOM)
1st Floor, Arbory House, 41 Arbory
Street, Castletown, Isle of Man, British Isles, IM9 1 LL.

AIIENTION: Steven Douglas Redman

PHONE: +44 (0) 845 269 2048

FAX: +44 (0) 845 269 2049

or other addresses as may be given from time to time under the terms of this notice provision,

12.3 Licensee must comply with all applicable laws and regulations in connection with its activities pursuant to this Agreement.

12.4 This Agreement will be construed and enforced in accordance with the laws of the United Kingdom.

12.5 Failure of either party to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

12.6 Headings are included herein for convenience only and shall not be used to construe this Agreement.

12.7 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

13. OBLIGATIONS AND REPRESENTATIONS AND WARRANTIES

13.1 GLOBOTEK hereby represents and warrants to Licensee that (a) GLOBOTEK has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement and (b) this Agreement constitutes a valid and binding agreement of GLOBOTEK, enforceable against GLOBOTEK in accordance with its terms.

13.2 Licensee hereby represents and warrants to GLOBOI EK that (a) Licensee has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement and (b) this Agreement constitutes a valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms.

13.3 The representations and warranties contained herein shall survive the execution, delivery and performance of this Agreement by the parties, notwithstanding any investigation at any time made by or on behalf of any party or parties.

14. WARRANTY AND DISCLAIMER OF WARRANTIES

14.1 Each party represents and warrants that it will not assume any contractual obligation that prevents such party from performing its obligations or conflicts with the rights and licenses granted in this Agreement.

14.2 THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABLITIY AND FITNESS FOR ANY PARTICULAR PURPOSE, EVEN IF HARVEST HAS BEEN MADE AWARE OF SUCH PURPOSE, AND THE WARRANTY AGAINST INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

15. GENERAL

15.1 Each party is an independent contractor. Neither party is, nor will claim to be, a legal representative, partner, franchisee, agent or employee of the other. Neither party will assume or create obligations for the other. Each party is responsible for the direction and compensation of its employees.

15.2 Any notice required or permitted to be made by either party to this Agreement must be in writing and will be properly delivered when personally delivered or upon confirmation of receipt of a certified mailing to the other party at its address as set forth in the beginning of this Agreement.

15.3 Nothing contained herein shall be construed as granting or conferring by implication, estoppel or otherwise any license or right under any patent, trademark, copyright or other intellectual property right.

15.4 Neither party has any right or license to use in advertising, publicity, promotion, marketing, or other similar activity, any name, trade name, trademark, or other designation including any abbreviation, contraction or simulation of the other without the prior written permission of the other party.

15.5 The headings of this Agreement are for reference only. They will not affect the meaning or interpretation of this Agreement.

15.6 This Agreement may be signed in one or more counterparts, each of which will be considered an original, but all of which together form one and the same instrument.

15.7 For a change to this Agreement to be valid, both parties must sign it. No approval, consent or waiver will be enforceable unless signed by the granting party. Failure to insist on strict performance or to exercise a right for a breach when entitled does not prevent a party from doing so later for that breach or a future one.

15.8 No waiver of any breach of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof.

15.9 If any provision or portion of a provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement shall not be affected, and the remaining terms will continue in effect and be binding on the parties, provided that such holding of invalidity or unenforceability does not materially affect the essence of the Agreement.

15.10 Neither Party shall be liable to the other for non-compliance with any provision of this Agreement if the non-compliance resulted directly from any cause beyond the reasonable control of the Party.

15.11 This Agreement must be construed and enforced according to the laws of the United Kingdom without regard to those laws relating to conflict of laws. All disputes arising hereunder or with respect hereto shall be brought and maintained in the federal courts of the United Kingdom and each party agrees to be subject to the jurisdiction of such courts for such purpose.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement

GLOBOTEK HOLDINGS, INC.	LICENSEE - Ene Network Limited (IOM)

/s/ Dimitry Lukin	/s/ Steven Douglas Redman
Name: Dimitry Lukin	Name: Steven Douglas Redman
Title: CEO	Title: Director
Date: 24 February 2010	Date: 24 February 2010

ATTACHMENT  1

DESCRIPTION OF THE LICENCED PROPERTY

See attached certificates and documents supporting Globotek's ownership of the Licensed Property.

SCHEDULE A

LICENCED TERITORY

Countries: Nigeria

ROYALTY PAYMENTS

Countries: Nigeria - 10% of Net Sales for Licensed Products.